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EXHIBIT 99:


FOR MORE INFORMATION CONTACT:

Patrick M. Fahey, President and Chief Executive Officer
         InterWest Bancorp, Inc. and InterWest Bank - (206) 340-4727

Joe Sexton, Corporate Relations --  (360) 279-4654


        PATRICK M. FAHEY APPOINTED PRESIDENT AND CHIEF EXECUTIVE OFFICER
                  OF INTERWEST BANCORP. INC. AND INTERWEST BANK


OAK HARBOR, WA - APRIL 18, 2000 - (Nasdaq: IWBK) -- At its April 17, 2000 meeting, the Board of Directors of InterWest Bancorp, Inc., appointed Patrick M. Fahey to the positions of President and Chief Executive Officer of InterWest Bancorp, Inc., (the "Company") and Chairman, President and Chief Executive Officer of InterWest Bank (the "Bank"). Fahey will also continue as Chairman, President and Chief Executive Officer of Seattle-based subsidiary Pacific Northwest Bank, a commercial bank that he founded in 1988, and which was acquired by the Company in 1998.

The Company today announced that Barney Beeksma has stepped down as Chairman of the Board of the Company and the Bank, and will continue as a director of both.

Steve Walden, who has served as President and CEO of the Company and the Bank since 1990, has been appointed Chairman of the Board of the Company, and will continue to serve the company as a director in a non-executive capacity.

Mr. Beeksma joined the Bank in 1960 as President and CEO, and is widely recognized in the industry for leading it from a small savings institution on Whidbey Island to a regional financial institution with 55 branches throughout Washington State. In the last four years, the Company has acquired seven commercial banks and aggressively expanded into new markets. Mr. Beeksma has served as President of the U.S. Savings League, and has been actively involved in community service, including a term as a state legislator.

Mr. Walden joined InterWest in 1966 as a loan officer, and rose through the Company to become President and CEO in 1990. He has been responsible for implementing the Company's strategic plan, begun in 1991, when the Company conducted an initial public offering and set a course to transition to a commercial bank and a regional financial services company. He has gradually been turning over the reins of the company to other senior executives with a view toward spending more time with family and personal interests. Mr. Walden also serves as a director of the Federal Home Loan Bank of Seattle.

Mr. Fahey began his career in banking in 1967 as a management trainee at Seafirst Bank (now Bank of America), following service as a U.S Army Infantry Officer. After varied assignments in banking operations, human resources and public affairs, he left his position as a Senior Vice President of Seafirst in 1981 to join Old National Bank, and became President in 1983. In 1987, in conjunction with a founding board of community leaders in the Seattle/Bellevue area and a core of local banking veterans, he began the formation of Pacific Northwest Bank, which opened


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in late 1988. The strategy was to provide a local alternative to the out-of-state headquartered banks which were a result of the rapid consolidation in the financial services industry. The bank grew dramatically, and eventually was acquired by the Company in 1998.

Fahey, age 57, who had earlier planned to retire on July 1st, 2000, has agreed to accept the invitation and the challenge to continue the evolution of the Company. "We have a unique opportunity to create something that has not existed for the last ten or more years," Fahey said. "We intend to be a locally headquartered full service commercial bank in the spirit of Rainier, Peoples, Old National Bank and others of a bygone era. While utilizing the state-of the art technology that InterWest and Pacific Northwest Bank have developed, customers are able to develop a relationship with a seasoned banker who has the ability to make decisions and get things done without checking with some unknown person in a different time zone," Fahey added.

With the current activity underway to consolidate the operating systems of InterWest and its commercial bank subsidiaries, Fahey indicated his belief that the company is well positioned to capitalize on a niche in the financial services market in the Pacific Northwest that is waiting to be filled.

As of the current date, InterWest Bancorp conducts its financial service business through the 55 offices of its banking subsidiaries: InterWest Bank, Pacific Northwest Bank and National Bank of Tukwila. A full range of non-traditional financial products are available through InterWest Financial Services Inc. and insurance products are provided through InterWest Insurance Agency, Inc., which are subsidiaries of InterWest Bank.

In this document, InterWest has included certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This statement is for the express purpose of availing InterWest of the protections of such safe harbor with respect to all "forward looking statements". InterWest has used "forward looking statements" to describe future plans and strategies including expectations of InterWest's future financial results. Management's ability to predict results or the effect of future plans and strategy is inherently uncertain. Factors that could effect results include interest rate trends, the general economic climate in Washington state and the country as a whole, loan delinquency rates, and changes in federal and state regulation. These factors should be considered in evaluating the "forward looking statements" and undue reliance should not be placed on such statements.


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